Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

July 26, 2023

To:

Nano-X Imaging Ltd
Communication Center,

Neve Ilan, Israel 9085000

Re: Nano-X Imaging Ltd

Ladies and Gentlemen:

We have acted as Israeli counsel to Nano-X Imaging Ltd, a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale by the Company of 2,142,858 ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares” and the “Shares”) and warrants to purchase up to 2,142,858 Ordinary Shares (the “Warrants”), pursuant to the terms of the Securities Purchase Agreement dated as of July 24, 2023 (the “Purchase Agreement”), by and between the Company and the purchaser party thereto (the “Purchaser”), and that certain Placement Agency Agreement, dated as of July 24, 2023 (the “Placement Agency Agreement”) by and between the Company and A.G.P./Alliance Global Partners, as placement agent. The Ordinary Shares issuable upon exercise of the Warrants are collectively referred to herein as the “Warrant Shares”; and the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities.”

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form F-3, No. 333-271688 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended to date, and the prospectus supplement filed by the Company pursuant to Rule 424(b)(5) under the Securities Act on July 26, 2023 (the “Prospectus Supplement”); (ii) a copy of the articles of association of the Company, as amended and currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”) and committees of the Board which have heretofore been approved and that relate to the Registration Statement, the Prospectus Supplement and the actions to be taken under the Purchase Agreement and the Placement Agency Agreement; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized for issuance by all necessary corporate action by the Company and when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, and with respect to the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, the Securities will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed by the Company with the Commission in connection with the closing of the transactions under the Purchase Agreement and to the reference to this firm under the caption “Enforceability of Civil Liabilities” in the Prospectus Supplement and the accompanying prospectus dated May 5, 2023. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/S/ FISCHER (FBC & Co.)
FISCHER (FBC & Co.)